Exhibit 99.1

Strayer Education, Inc. Reports First Quarter 2013 Revenues and Earnings; and Spring Term 2013 Enrollments

-- First Quarter Diluted EPS $1.59 --

HERNDON, Va.--(BUSINESS WIRE)--May 2, 2013--Strayer Education, Inc. (NASDAQ: STRA) today announced financial results for the three months ended March 31, 2013. Financial highlights are as follows:

Three Months Ended March 31

  Revenues for the three months ended March 31, 2013 decreased 8% to $137.5 million, compared to $149.5 million for the same period in 2012, principally due to lower enrollment and lower revenue per student.
  Income from operations was $29.9 million compared to $40.9 million for the same period in 2012, a decrease of 27%. Operating income margin was 21.8% compared to 27.3% for the same period in 2012.
  Net income was $17.2 million compared to $24.0 million for the same period in 2012, a decrease of 28%. Diluted earnings per share was $1.59 compared to $2.09 for the same period in 2012, a decrease of 24%. Diluted weighted average shares outstanding decreased 5% to 10,850,000 from 11,477,000 for the same period in 2012.

Balance Sheet and Cash Flow

At March 31, 2013, the Company had cash and cash equivalents of $50.8 million. The Company generated $31.4 million from operating activities in the first quarter of 2013, compared to $36.5 million during the same period in 2012. Capital expenditures were $2.4 million for the three months ended March 31, 2013, compared to $4.1 million for the same period in 2012.

As previously announced, the Company entered into an amended and restated revolving credit and term loan agreement on November 8, 2012. This credit facility, which is secured by the assets of the Company, provides a $100.0 million revolving credit facility and a $125.0 million term loan facility with a maturity date of December 31, 2016. At March 31, 2013, the Company had $124.2 million outstanding under its term loan and no outstanding balance under its revolving credit facility.

During the first quarter of 2013, the Company invested $25.0 million to repurchase approximately 495,000 shares of stock at an average price of $50.49 per share as part of a previously announced share repurchase authorization. The Company had $70.0 million of share repurchase authorization remaining at March 31, 2013.

For the first quarter 2013, bad debt expense as a percentage of revenues was 4.0% compared to 3.8% for the same period in 2012. Days sales outstanding was 15 days at the end of the first quarter of 2013 compared to 14 days at the end of the first quarter of 2012.

Student Enrollment

Total enrollments at Strayer University for the 2013 spring term decreased 9% to 46,130 students compared to 50,896 students for the same term in 2012. Across the Strayer University campus and online system, continuing student enrollments decreased 8%, while new student enrollments decreased 14%.

Stock-based Compensation Activity

In February 2013, the Company’s Board of Directors approved grants of restricted stock and stock options to certain individuals under the Company’s 2011 Equity Compensation Plan. The Company granted approximately 166,000 shares of restricted stock, which vest over a three- to five-year period. The Company’s stock price closed at $62.28 on the date of these restricted stock grants. In addition, the Company granted 100,000 stock options at an exercise price of $51.95. These stock options vest two years from the date of grant and expire eight years from the date of grant.

Common Stock and Common Stock Equivalents

At March 31, 2013, the Company had 10,810,872 common shares issued and outstanding, 200,000 restricted stock units outstanding, and 100,000 unvested stock options outstanding.

Business Outlook

Based on enrollments announced for the 2013 spring term, the Company estimates second quarter 2013 diluted EPS will be in the range of $1.37 to $1.39.

Investor Day

As previously announced, the Company is hosting an Investor Day in Herndon, Virginia later today immediately following the company’s Annual Meeting of Shareholders. During Investor Day the Company will host presentations by members of the senior management team. The Investor Day will also be available for viewing via live webcast. For additional information, please visit the company’s website at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students at 100 campuses in 24 states and Washington, D.C. and worldwide via the Internet. Strayer University also offers an executive MBA online through its Jack Welch Management Institute. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U. S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the three months
	ended March 31,
	2012	2013

Revenues	$149,532	$137,506
Costs and expenses:
Instruction and educational support	73,764	73,427
Marketing	15,469	17,721
Admissions advisory	6,793	5,351
General and administration	12,648	11,088
Total costs and expenses	108,674	107,587
Income from operations	40,858	29,919
Investment income	1	--
Interest expense	1,208	1,296
Income before income taxes	39,651	28,623
Provision for income taxes	15,662	11,392
Net income	$23,989	$17,231
Earnings per share:
Basic	$2.10	$1.59
Diluted	$2.09	$1.59
Weighted average shares outstanding:
Basic	11,419	10,813
Diluted	11,477	10,850

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	March 31,
	2012	2013
ASSETS
Current assets:
Cash and cash equivalents	$47,517	$50,762
Tuition receivable, net of allowances for doubtful accounts of $6,596 and $6,476 at December 31, 2012 and March 31, 2013, respectively	23,262	22,181
Income taxes receivable	4,454	--
Other current assets	14,422	12,052
Total current assets	89,655	84,995
Property and equipment, net	121,520	117,912
Deferred income taxes	3,279	--
Goodwill	6,800	6,800
Other assets	6,538	6,320
Total assets	$227,792	$216,027

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$39,124	$31,082
Income taxes payable	--	4,700
Unearned tuition	494	229
Other current liabilities	281	281
Current portion of term loan	3,125	3,125
Total current liabilities	43,024	39,417
Term loan, less current portion	121,875	121,094
Other long-term liabilities	21,905	23,193
Total liabilities	186,804	183,704
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 20,000,000 shares authorized; 11,387,299 and 10,810,872 shares issued and outstanding at December 31, 2012 and March 31, 2013, respectively	114	108
Additional paid-in capital	299	377
Retained earnings	41,311	32,435
Accumulated other comprehensive income (loss)	(736)	(597)
Total stockholders' equity	40,988	32,323
Total liabilities and stockholders’ equity	$227,792	$216,027

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the three months ended
	March 31,
	2012	2013
Cash flows from operating activities:
Net income	$23,989	$17,231
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(70)	(70)
Amortization of deferred rent	147	27
Amortization of deferred financing costs	200	195
Depreciation and amortization	5,817	6,190
Deferred income taxes	(317)	(661)
Stock-based compensation	2,390	2,250
Changes in assets and liabilities:
Tuition receivable, net	1,686	1,081
Other current assets	(957)	1,645
Other assets	(154)	(4)
Accounts payable and accrued expenses	2,369	(8,220)
Income taxes payable and income taxes receivable	15,443	11,847
Unearned tuition	(14,061)	(265)
Other long-term liabilities	--	147
Net cash provided by operating activities	36,482	31,393
Cash flows from investing activities:
Purchases of property and equipment	(4,050)	(2,368)
Net cash used in investing activities	(4,050)	(2,368)
Cash flows from financing activities:
Repurchase of common stock	--	(24,999)
Payments on term loan	(5,000)	(781)
Payments on revolving credit facility	(20,000)	--
Common dividends paid	(11,865)	--
Net cash used in financing activities	(36,865)	(25,780)
Net (decrease) increase in cash and cash equivalents	(4,433)	3,245
Cash and cash equivalents — beginning of period	57,137	47,517
Cash and cash equivalents — end of period	$52,704	$50,762
Non-cash transactions:
Purchases of property and equipment included in accounts payable	$1,225	$706

CONTACT:
Strayer Education, Inc.
Mark C. Brown
Executive Vice President and Chief Financial Officer
703-247-2514
or
Sonya Udler
Senior Vice President, Corporate Communications
703-247-2517
sonya.udler@strayer.edu